AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
SUMMIT HOTEL PROPERTIES, LLC
PURPOSES:
The purposes of the Audit Committee (the “Committee”) of the Board of Managers (“Board”) of Summit Hotel Properties, LLC (“Company”) are to:
1. Assist the Board in fulfilling its oversight responsibilities of (1) the Company’s financial and accounting reporting process; (2) the integrity and audits of the Company’s financial statements; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications, independence and performance; and (5) the Company’s internal control systems and processes.2. Prepare and file any Audit Committee Report that may be required by the Securities and Exchange Commission (“SEC”) rules.
AUTHORITY:
The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility.
1.	The Committee shall have the resources and authority to discharge its duties and responsibilities including the authority to retain independent counsel, accountants, experts, consultants or others to advise the Committee or assist in the conduct of an investigation. The Committee shall have the sole authority to retain, compensate, and terminate any counsel, accountant, expert or consultant necessary to accomplish its purposes.

2.	The Committee may seek any information it requires from employees — all of whom are directed to cooperate with the Committee’s requests — or external parties.

3.	The Committee shall meet with Company officers, the independent auditor, or outside counsel, as necessary.

4.	The Committee may delegate authority to subcommittees, including the authority to preapprove all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting.
COMPOSITION:
The Committee will consist of at least two and no more than three members of the Board. The Board will appoint the Committee members and the Committee chairperson. At least one Committee member will be independent, as defined by applicable securities regulations. The members of the Committee shall be appointed annually by the Board. Resignation or removal from the Board, for any reason shall automatically and without further action constitute resignation or removal from the Committee. Vacancies shall be filled by the Board.

The Committee must contain one member who is generally regarded as a financial expert which includes the understanding of financial statements and generally accepted accounting principles, experience in preparing, auditing, analyzing or evaluating financial statements, understanding of internal controls and procedures, and understanding of audit committee functions.
MEETINGS:
The committee will meet as often as is required to discharge its duties and responsibilities, with a minimum of two meetings per year. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. A majority of the members of the Committee shall constitute a quorum for purposes of holding a meeting and the Committee may act by a vote of a majority of the members present at such meeting. Any action which may be taken at a meeting of the Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Committee members required to consent to such action. Such consent shall have the same force and effect as a vote at a meeting .
The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. As appropriate, the Committee will meet separately, periodically, with management, and with the independent auditor. Such meetings may be in person or via tele- or video-conference. Appropriate meeting materials will be provided in advance to members. Minutes will be prepared.
AUTHORITY AND RESPONSIBILITIES:
1.	Financial Statements
•	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:
•	Complex or unusual transactions and highly judgmental areas.

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

•	The selection of accounting principles, the effect of applying different principles and the rationale for applying the principles selected.

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	Reviewing analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	Review with management and the independent auditor the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

•	Review any disclosure of significant deficiencies in the design or operation of internal controls.

•	Review the annual audited financial statements and discuss as necessary such financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Ensure that the quarterly financial statements are reviewed by the independent auditor and that the annual financial statements are audited by the independent auditor in a manner consistent with Section 10A of the Securities Exchange Act.

•	Review disclosures made by CEO and COO or Controller during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.
2. Internal Control
•	Review the effectiveness of the Company’s internal control system.

•	Understand the scope of internal review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.
3. Independent Audit
•	The Committee shall be directly responsible for the appointment, retention, termination, and compensation of the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work, or performing other audit, review or attestation services for the Company. The Committee may consult with management in fulfilling these duties, but may not delegate these responsibilities to management.

•	The Committee shall be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financing reporting).

•	The Committee shall pre-approve all auditing, internal control services and permitted non-audit services performed by the Company’s independent auditor. Notwithstanding the above, the pre-approval requirement is waived with respect to the provision of non-audit service for the Company if the applicable “de minimus” provisions of the Securities Exchange Act of 1934 (“Exchange Act”) are satisfied.

•	Review and approve the independent auditor’s proposed audit scope and approach, including coordination of audit effort with internal audit.

•	Review the performance of the independent auditor, and exercise final approval on the appointment or discharge of the auditor. In performing this review and approval, the Committee will:
•	Request that the independent auditor provide the Committee with the written disclosures and the letter required by the Independent Standards Board Standards No.1, as modified or supplemented, require that the independent auditor submit to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and, based on such disclosures, statements and discussion, take or recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

•	Evaluate the independent auditor’s qualifications, performance and independence, and present its conclusions with respect to the independent auditor to the full Board. In order to conduct such evaluation, at least annually the Committee shall:
•	Obtain and review a report by the independent auditor describing (1) the auditing firm’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (3) in order to assess the auditor’s independence, all relationships between the independent auditor and the Company.

•	Review and evaluate the lead partner of the independent auditor.

•	Review and evaluate the independent auditor.
•	Take into account the opinions of management and internal auditors concerning the independent auditor’s performance.

•	Present its conclusions with respect to the independent auditor to the Board.
•	Ensure the rotation of the lead audit partner and other audit partners in compliance with regulatory requirements, and consider whether there should be regular rotation of the audit firm itself.

4. Compliance
•	Review and discuss with management and the independent auditor the legal and regulatory requirements applicable to the Company and its affiliates and the Company’s compliance with such requirements; the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance. Establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.

•	Review the process for communicating the code of conduct to Company personnel, and for monitoring compliance therewith.
5. Reporting Responsibilities
•	Regularly report to the Board of Managers concerning Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, and the adequacy of the Company’s internal controls.

•	Provide an open avenue of communication between the independent auditor and the Board of Managers. Review any other reports the Company issues that relate to Committee responsibilities.
Other Responsibilities
•	Review the Company’s major policies with respect to internal controls, risk assessment, and risk management, and make reports to the Board or management as appropriate.

•	Perform other activities related to this charter as requested by the Board.

•	Institute and oversee special investigations as needed.

•	Review and assess the adequacy of the Committee charter annually, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.